EXHIBIT (n)

MULTIPLE CLASS PLAN FOR EATON VANCE VARIABLE TRUST

Dated February 10, 2014

WHEREAS, Eaton Vance Variable Trust (the “Trust”) engages in business as an open-end investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Trustees (hereafter the “Trustees”) of the Trust have established one or more classes of shares of each series of the Trust (such series are listed on Schedule A hereto) (each a “Fund”), such classes having been designated Initial Class or ADV Class (the “Classes”);

WHEREAS, each Fund is established in accordance with Section 18(f)(2) of the Act, its shares are registered on Form N-1A under the Securities Act of 1933, and it is entitled to have a multiple class plan adopted on its behalf by the Trust pursuant to Rule 18f-3 under the Act;

WHEREAS, the Trustees of the Trust (including a majority of those Trustees who are not interested persons of the Trust) have determined that adoption of this Multiple Class Plan, including the expense allocations set forth herein, is in the best interests of each Class individually and each Fund as a whole.

NOW, THEREFORE, each Trust hereby adopts this Multiple Class Plan (the “Plan”) on behalf of each Fund in accordance with Rule 18f-3 under the Act (the “Rule”).

I.

MULTIPLE CLASS STRUCTURE

Each Fund may continuously offer the classes of shares identified on Schedule A.

Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and shall have the voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions set forth in the Declaration of Trust, as amended, except that:

(a)

each Class shall have a different designation;

(b)

each Class shall bear any expenses allocated to a particular Class as provided in the Rule; and

(c)

each Class shall have exclusive voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

Realized and unrealized capital gains and losses of a Fund shall be allocated to each Class proportionately on the basis of:

(a)

the net asset value of that Class in relation to the net asset value of the Fund for non-daily distribution Funds;

Income and Expenses of a Fund not allocated to a particular Class shall be allocated to each Class proportionately on the basis of:

(a)

the net asset value of that Class in relation to the net asset value of the Fund for non-daily distribution Funds;

(b) relative net assets, excluding the value or subscriptions receivable (“Settled Shares Method”) for daily distribution Funds, except for distribution fees (and any other costs relating to implementing the Rule 12b-1 plan or an amendment to such plan) and shareholder servicing fees (and any other costs relating to implementing the Shareholder Servicing Plan or an amendment to such plan) each of which shall be borne directly by the Class incurring such fees and expenses.

A.

Sales Charge Structure

1.

Initial Class Shares.  Initial Class shares are offered at net asset value on the terms described in each Fund’s prospectus.

2.

ADV Class Shares.  ADV Class shares are offered at net asset value on the terms described in each Fund’s prospectus.

B.

Distribution Plan

Each Fund has adopted a Rule 12b-1 plan for the Initial Class of shares as set forth in Schedule A.  The terms of the plan is described in each Fund’s prospectus and statement of additional information.

C.

Shareholder Servicing Plan

Each Fund has adopted a shareholding servicing plan for the each Class of shares as set forth in Schedule A.  The terms of the shareholder servicing plan is described in each Fund’s prospectus and statement of additional information.

D.

Exchange Privileges and Conversion Features

1.

All purchases, redemptions and exchanges of each Fund’s shares are made through insurance company separate accounts, qualified pension and retirement plans and other eligible investors that are the record owner of the shares.

E.

Waiver or Reimbursement of Expenses

Expenses may be waived or reimbursed by a Fund’s adviser, by the principal underwriter or any other provider of services to the Funds without the prior approval of such Fund’s Board of Trustees.

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II.

BOARD REVIEW

1.

This Plan shall not take effect until after it has been approved by both a majority of Trustees and a majority of those Trustees who are not interested persons of the Trust.

2.

This Plan shall continue indefinitely, unless terminated or amended.  All material amendments to this Plan shall be approved in the manner provided for Trustee approval of this Plan in Section II.1 above.  Additional series of a Trust with Classes of shares may become subject to this Plan upon Trustee approval as provided for in Section II.1 above and amendment of Schedule A.

III.

MISCELLANOUS

The Board of Trustees and the Shareholders of each Fund shall not be liable for any obligations of the respective Trust or any Fund under this Plan, and the principal underwriter or any other person, in asserting any rights or claims under this Plan, shall look only to the assets of the respective Trust or such Funds in settlement of such right or claim, and not to such Trustees or shareholders.

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007_0047.doc

Schedule A

Schedule of Share Classes, Annual 12b-1 Distribution Fees and Shareholder Servicing Fees

(as a % of average daily net assets)

February 10, 2014

Distribution Fees
	Initial	ADV
Eaton Vance Variable Trust
Eaton Vance VT Large-Cap Value Fund	0.25	N/A
Eaton Vance VT Floating-Rate Fund	0.25	N/A
Shareholder Servicing Fees
Eaton Vance VT Large-Cap Value Fund	0.25	0.25
Eaton Vance VT Floating-Rate Fund	0.25	0.25

A-1